Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Trinseo PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Ordinary Shares, $0.01 par value per share	457(c) and 457(h)	175,000(1)	$34.28(2)	$5,999,000	0.0000927	$556.11
Total Offering Amounts					$5,999,000		$556.11
Total Fee Offsets							$-
Net Fee Due							$556.11
(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional Ordinary Shares that may become issuable pursuant to terms of the Trinseo PLC Amended and Restated 2014 Omnibus Incentive Plan designed to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)

Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and (h) upon the basis of the average of the high and low prices ($34.61 and $33.95) of an Ordinary Share as reported by the New York Stock Exchange composite transactions on August 4, 2022.